Exhibit 99.1
Stoneridge Appoints Uwe Brandenburg as Global Vice President, Engineering & Innovation
NOVI, Mich. — September 23, 2026 — Stoneridge, Inc. (NYSE: SRI), a global leader of safe, intelligent and efficient electronic technologies for the commercial vehicle and off-highway equipment markets, today announced the appointment of Uwe Brandenburg as Global Vice President, Engineering & Innovation, effective November 2, 2026.
Brandenburg will report directly to President and Chief Executive Officer Natalia Noblet and serve as a member of the company's Executive Team. He will lead Stoneridge's global Engineering organization, driving the company's engineering vision and strategy across product development and innovation, and advancing Stoneridge's focused technology priorities in vision and safety, vehicle intelligence, and connectivity.
“Uwe is a recognized voice in automotive electronics and engineering leadership, with a proven track record of building world-class engineering teams and delivering breakthrough innovations in ADAS, autonomous driving and software-defined vehicles," said Natalia Noblet, President and CEO of Stoneridge. "His extensive experience bringing next-generation radar, camera, safety electronics and AI-powered platforms to market, combined with his strategic vision and commitment to operational excellence, make him an exceptional addition to our Executive Team. We are excited to leverage his expertise to accelerate Stoneridge's technology roadmap and strengthen our competitive position in vehicle intelligence and safety."

Brandenburg brings more than 25 years of experience in automotive Tier 1 electronics, engineering leadership and software-defined vehicle technologies. Most recently, he served as Chief Technology Officer and Senior Vice President, Automotive and Manufacturing at DXC Technology (formerly Luxoft). Previously, he led Valeo’s global ADAS engineering organization as Chief Technology Officer and Global Head of Engineering, and held senior engineering leadership roles at Continental, Autoliv and TRW Automotive, leading radar, camera and safety electronics programs for OEMs.
“Stoneridge has a clear technology strategy, a highly talented engineering organization, and a mission centered on improving safety, reducing emissions and increasing vehicle efficiency for our customers. When cutting-edge technology is paired with the right team and a purpose that truly matters, we have what it takes to create strong value for our customers. I look forward to building on this strong foundation and helping the team deliver the next generation of vision and safety solutions,” Brandenburg said.

Brandenburg holds a degree in Electrical and Telecommunications Engineering from the University of Applied Sciences Constance. He is a frequent industry speaker, having delivered keynotes at the VDA Mobility Innovation Summit, VECS and the Red Hat Summit, and appeared at the Tech AD Conference. He is a member of the Board of Directors of BlincVision AB.

39675 MacKenzie Drive, Suite 400 Novi, Michigan 48377 United States	+1 248 489 9300 stoneridge.com

Contact:
Ann Miller
Ann.Miller@Stoneridge.com

Photo:
Caption: Uwe Brandenburg joins Stoneridge as Global Vice President, Engineering & Innovation

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global supplier of safe and efficient electronic systems and technologies. Our systems and products power vehicle intelligence while enabling safety and security for on- and off-highway transportation sectors around the world. Additional information about Stoneridge can be found at www.stoneridge.com.

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39675 MacKenzie Drive, Suite 400 Novi, Michigan 48377 United States	+1 248 489 9300 stoneridge.com